BioSpecifics Technologies Corp. Reports Third Quarter 2017 Financial Results

LYNBROOK, N.Y., Nov. 10, 2017 /PRNewswire/ -- BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the third quarter ended September 30, 2017 and provided a corporate update.

"BioSpecifics continues to make important progress as we remain focused on further developing XIAFLEX for the treatment of serious medical conditions. We are excited about the potential of our ongoing Phase 1 trial of XIAFLEX for the treatment of uterine fibroids and look forward to reporting data in 2018," said Thomas L. Wegman, President of BioSpecifics. "Additionally, we look forward to our partner Endo initiating Phase 3 trials of XIAFLEX for the treatment of cellulite in the coming months."

Third Quarter 2017 Financial Results

BioSpecifics reported net income of $2.7 million for the third quarter ended September 30, 2017, or $0.38 per basic share and $0.37 per share on a fully diluted basis, compared to net income of $3.1 million, or $0.43 per basic share and $0.42 per share on a fully diluted basis, for the same period in 2016.

Total revenue for the third quarter ended September 30, 2017 was $6.5 million, compared to $6.9 million for the same period in 2016. Royalty revenue increased by $0.4 million for the 2017 quarter as compared to the 2016 quarter primarily due to increased sales of XIAFLEX for the treatment of Peyronie's disease and Dupuytren's contracture, whereas total revenue was lower due to the exercise of an opt-in right by Endo for the human lipoma indication of $750,000 in the 2016 period.

Research and development expenses for the third quarter ended September 30, 2017 were $0.4 million compared to $0.3 million for the same period in 2016.

General and administrative expenses for the third quarter ended September 30, 2017 were $2.2 million compared to $1.8 million for the same period in 2016.

Provision for income taxes for the third quarter ended September 30, 2017 were $1.5 million, compared to $1.8 million for the same period in 2016.

As of September 30, 2017, BioSpecifics had cash and cash equivalents and investments of $61.3 million, compared to $52.8 million as of December 31, 2016.

XIAFLEX Commercial Highlights

On November 9, 2017, Endo reported commercial highlights for XIAFLEX for the third quarter of 2017 (Endo's third quarter 2017 financials are reported in BioSpecifics' fourth quarter 2017 financials). For the third quarter of 2017, total revenues were $52.5 million compared to $47.7 million in the third quarter of 2016, an 10 percent growth. Endo continues to expect high-single to low-double digit revenue growth for sales of XIAFLEX in 2017.

Endo announced a partnership with Tim Herron, a four-time PGA Tour winner, and Damon Adamany, MD, of the CORE Institute, launched Facts on Hand, an unbranded campaign to raise awareness of Dupuytren's Contracture, a progressive, potentially disfiguring hand condition. Endo also recently launched several direct-to-consumer initiatives intended to increase patient awareness of XIAFLEX as a possible treatment option for Dupuytren's Contracture and Peyronie's Disease.

XIAFLEX Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of XIAFLEX for the treatment of uterine fibroids. The Phase 1 clinical trial is currently enrolling. BioSpecifics has the right to initiate the development of any new potential indication not licensed by Endo. Endo's licensed indications include Dupuytren's Contracture and Peyronie's Disease, both approved and marketed; in addition to cellulite, adhesive capsulitis, human and canine lipoma, lateral hip fat and plantar fibromatosis.

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The Phase 1 clinical trial of XIAFLEX for the treatment of uterine fibroids is ongoing and BioSpecifics plans to announce results in 2018. The study, being conducted at the Department of Gynecology & Obstetrics at Johns Hopkins University, is designed to enroll 15 subjects administered XIAFLEX prior to hysterectomy. The primary endpoint of the study will assess the safety and tolerability of a single injection of XIAFLEX directly into the uterine fibroid under transvaginal ultrasound guidance. The secondary endpoints will assess symptoms of pain and bleeding, quality of life throughout the study as well as size, collagen content and rate of apoptosis of XIAFLEX treated fibroids.

•	Endo plans to initiate Phase 3 clinical trials of XIAFLEX for the treatment of cellulite in the coming months following discussions with the U.S. Food and Drug Administration.
•	Endo continues its commercial review of additional indications and are strongly considering, in particular, adhesive capsulitis and plantar fibromatosis.

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Europe and Australia. Endo is partnered with Paladin Labs, Sobi, Actelion and Asahi Kasei for Dupuytren's contracture and/or Peyronie's disease outside the U.S. The XIAFLEX research and development pipeline includes several additional promising indications. BioSpecifics is managing the development of XIAFLEX for uterine fibroids and is conducting a Phase 1 clinical trial. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements in this press release include statements concerning, among other things, the progression of our Phase 1 clinical trial of XIAFLEX for the treatment of uterine fibroids; whether and when we will report data from our Phase 1 clinical trial of XIAFLEX for the treatment of uterine fibroids; whether and when Endo will initiate the Phase 3 clinical trials of XIAFLEX for the treatment of cellulite; whether Endo will achieve high-single to low-double-digit revenue growth for XIAFLEX in 2017; the outcome of Endo's commercial assessment regarding the additional indications, in particular adhesive capsulitis and plantar fibromatosis. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "plan", "may," "will," "can," and "could," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that BioSpecifics' beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for additional indications that will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this press release and, except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Royalties	$6,511,700	$6,119,815	$20,729,017	$18,843,273
Licensing revenue	4,408	762,345	13,226	787,034
Total Revenues	6,516,108	6,882,160	20,742,243	19,630,307

Costs and expenses:
Research and development	356,847	312,907	949,359	1,005,884
General and administrative	2,175,501	1,843,368	6,916,501	5,909,785
Total costs and expenses	2,532,348	2,156,275	7,865,860	6,915,669

Operating income	3,983,760	4,725,885	12,876,383	12,714,638

Other income:
Interest income	193,462	80,674	436,210	200,704
Other, net	14,667	6,254	40,651	37,448
	208,129	86,928	476,861	238,152

Income before income tax expense	4,191,889	4,812,813	13,353,244	12,952,790
Provision for income tax expense	(1,477,057)	(1,759,220)	(4,669,569)	(4,497,359)

Net income	$2,714,832	$3,053,593	$8,683,675	$8,455,431

Earnings per share:
Basic	$0.38	$0.43	$1.21	$1.20
Diluted	$0.37	$0.42	$1.19	$1.16

Shares used in calculation of earnings per share:
Basic	7,164,934	7,062,543	7,166,470	7,031,068
Diluted	7,314,609	7,280,375	7,325,602	7,277,780

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	September 30,	December 31,
	2017	2016 (1)
Cash and cash equivalents	$6,422,358	$4,763,364
Investments	54,883,779	48,026,242
Accounts and income tax receivable	4,738,815	4,305,503
Deferred tax assets	2,992,001	3,290,122
Working capital	59,569,454	53,403,332
Total assets	72,260,984	64,696,280
Long-term liabilities	5,555,743	6,417,702
Total stockholders' equity	64,707,797	56,281,943

(1)The selected consolidated balance sheet information for the year ended December 31, 2016 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

CONTACT: BioSpecifics Technologies Corp., Thomas L. Wegman, President, (516) 593-7000, thomas_wegman@biospecifics.com